Exhibit 99.1

Bryn Mawr Bank Corporation

FOR RELEASE:

IMMEDIATELY

FOR MORE INFORMATION CONTACT:	Ted Peters, Chairman
610-581-4800 or
610-525-2531 (evening)
tpeters@bmtc.com
J. Duncan Smith, CFO
610-526-2466 or
610-306-8489 (evening)
jdsmith@bmtc.com

Bryn Mawr Bank Corporation Reports First Quarter Diluted Earnings Per Share of $0.34

BRYN MAWR, Pa. April 23, 2008 - Bryn Mawr Bank Corporation, (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), today announced financial results for the first quarter ended March 31, 2008.

The Corporation reported first quarter 2008 diluted earnings per share of $0.34 and net income of $2.9 million compared to diluted earnings per share of $0.46 and net income of $3.9 million in the same period last year. First quarter 2007 diluted earnings per share and net income were $0.36 and $3.1 million, respectively, after excluding $0.10 per diluted share and $866 thousand, respectively, relating to a 2007 gain on the sale of real estate. Diluted earnings per share and net income decreased $0.02 and $212 thousand, respectively, from the first quarter of 2007 (after excluding the impact of the real estate gain) to the first quarter of 2008.

Factors contributing to the decrease in net income include an increase in the provision for loan and lease losses due to charge-offs in the leasing portfolio, increased operating costs directly attributable to the six new business initiatives started over the past two years and continued net interest margin pressure. The net interest margin for the first quarter of 2008 was 3.97% compared with 4.11% in the fourth quarter of 2007 and 4.65% in the first quarter of 2007.

Ted Peters, Chairman and Chief Executive Officer, said “The rapid first quarter drop in loan rates was not followed by a commensurate decrease in deposit pricing, resulting in continued compression of our net interest margin. However, the Corporation has approximately $113 million of borrowed funds and wholesale certificates of deposit that will reprice over the last three quarters of the year. The increased charge-offs in our lease portfolio, in part, reflect the difficult credit environment in some areas of the country.”

Additionally, Mr. Peters stated, “Plans for 2008 include securing trust powers in Delaware, the opening of our Chester County regional banking office, and building out our new separately managed account platform with additional investment options.”

Return on average equity (ROE) and return on average assets (ROA) for the quarter ended March 31, 2008 were 12.83 % and 1.23%, respectively. ROE was 19.43% (15.22% excluding the real estate gain) and ROA was 2.03% (1.59% excluding the real estate gain) for the same period last year.

Total portfolio loans and leases at March 31, 2008 were $817 million, an increase of $125 million or 18.1% from $692 million at March 31, 2007 and an increase of $14 million or 6.9% (annualized) from 2007 year end balances of $803 million. Growth in the loan and lease portfolio in the first quarter of 2008 was concentrated in commercial and industrial loans, home equity related loans, and leases, partially offset by declines in residential mortgages. Leases at March 31, 2008 of $51 million were 6.3% of total portfolio loans and leases, up from 5.6% at year end and 2.4% at March 31, 2007.

Net charge-offs for the first quarter of 2008 of $620 thousand, primarily leasing related, had a significant impact on the first quarter 2008 provision of $854 thousand. Total non-performing loans and leases at March 31, 2008 of $1.1 million were 13 basis points of period end loans and leases down from 2007 year end non-performing totals of $2.0 million or 25 basis points, respectively. The allowance for loan and lease losses of $8.4 million represents 1.02% of loans and leases compared with 1.01% at the end of 2007.

During the first quarter of 2008, the Corporation increased its investment securities portfolio by $48 million or 100.1% to $97 million from $48 million at the end of 2007. The primary purpose of these additional investment securities was to increase overall liquidity and borrowing capacity while also taking advantage of the significant interest rate spread to treasuries of federal agency mortgage backed securities. Average quarterly earning assets grew $141 million or 19.2% to $880 million in the first quarter of 2008 from $739 million in the first quarter of 2007.

The first quarter of 2008 marked the first quarter of significant growth in interest bearing checking, money market and savings account balances since 2004, as first quarter average balances increased 6.4% or $18 million to $305 million from $286 million in the fourth quarter of 2007. This increase in average balances is attributed to a change in customer behavior in part due to the combined effect of the decline in the equity markets and lower overall interest rates. Average first quarter 2008 non-interest bearing balances of $143 million are approximately $6 million or 4.1% lower than fourth quarter 2007 averages due in part to better cash management practices of our commercial banking customers. The significant decline in period end non-interest bearing balances at March 31, 2008 from December 31, 2007 are primarily related to the approximately $70 million of short term customer deposit inflows on deposit at December 31, 2007.

Wholesale funding, which is defined as wholesale deposits (primarily certificates of deposit ) and borrowed funds, of $234 million at March 31, 2008 increased $59 million or 34.0% from year end 2007 balances of $175 million, primarily due to the increase in the investment portfolio discussed earlier. Wholesale funding as a percentage of total funding was 27.0% at March 31, 2008 compared to 19.5% at December 31, 2007.

The tax equivalent net interest margin was 3.97% in the first quarter of 2008 compared with 4.11% and 4.65% in the fourth and first quarters of 2007, respectively. The Corporation’s first quarter funding costs of 5.03% on wholesale certificates of deposit and 3.83% on borrowed funds are expected to decline later this year as $113 million of these obligations mature and reprice at anticipated lower rates. Additional rate relief is also expected as other time deposits reprice over the next six months. These anticipated funding cost reductions may partially reduce some of the margin erosion caused by the 200 basis point decline in the prime rate that occurred in the first quarter of 2008. Despite the decline in the tax equivalent net interest margin discussed earlier, the tax equivalent net interest income increased $204 thousand or 2.5% to $8.7 million in the first quarter of 2008 from the fourth quarter of 2007.

Non-interest income for the first quarter of 2008 was $5.6 million, an increase of $817 thousand or 17.0% over the $4.8 million in the first quarter of 2007 after the exclusion of the $1.3 million (pre-tax) real estate gain. Factors contributing to this increase in non-interest income include revenue from a May 2007 BOLI investment, first quarter 2008 investment security gains and the settlement of an interest rate floor contract in the first quarter of 2008. First quarter 2008 wealth revenue of $3.3 million, which was nominally higher than first quarter 2007, was impacted by lower stock market levels, lower fees from estate settlements and the loss of a significant institutional client due to a business merger in the fourth quarter of 2007. Non-interest income from residential mortgage operations, fees from loan servicing and late fees and service charges on deposit accounts in the first quarter of 2008 were all higher than first quarter 2007 amounts.

Non-interest expense for the first quarter of 2008 was $9.1 million, an increase of $644 thousand or 7.6% over $8.4 million in the first quarter of 2007. The primary reason for this increase is the additional staffing and benefit costs relating to the Corporation’s six 2006/2007 initiatives. Also contributing to the increase is higher Federal Deposit Insurance costs, as a one time credit issued to banks in existence prior to 1997 was exhausted during the first quarter of 2008. Amortization of mortgage servicing rights for the first quarter includes $49 thousand of impairment relating to higher rate serviced mortgages. The freeze of the Corporation’s qualified defined benefit pension plan which was announced earlier this year is effective March 31, 2008 and should result in reduced pension costs over the balance of 2008.

First quarter 2008 diluted earnings per share of $0.34 were $.02 lower than the fourth quarter of 2007. First quarter 2008 net income of $2.9 million is $180 thousand lower than net income for the fourth quarter of 2007. The decline in net income is the sum of several items, most significantly being a $453 thousand increase in the provision for loan and lease losses which was offset by first quarter securities gains and the other income generated by the interest rate floor contract settlement. Despite the decline in the tax equivalent net interest margin (3.97% in the first quarter of 2008 compared to 4.11% in the fourth quarter of 2007), first quarter 2008 tax equivalent net interest income of $8.7 million was only $43 thousand or 0.5% lower than the fourth quarter of 2007, due to a 4.6% increase in average earning assets. Other items contributing to the decline in first quarter 2008 net income were lower Wealth Division revenues due to the first quarter 2008 decline in the stock market, lower estate settlement fees and the loss of an institutional client discussed earlier. Other non-interest expenses were higher, primarily due to the timing of marketing costs and increased FDIC insurance premiums.

Return on average equity (ROE) and return on average assets (ROA) for the quarter ended March 31, 2008 were 12.83 % and 1.23%, respectively. ROE was 13.73% and ROA was 1.34% for the fourth quarter of last year.

In other business, the Corporation’s Board of Directors declared a regular quarterly dividend of $0.13 per share, payable June 1, 2008, to shareholders of record as of May 6, 2008.

As previously announced, the Corporation will hold an earnings conference call at 9:00 a.m. EDT on Thursday, April 24, 2008. Interested parties may participate by calling 973-582-2734 at 8:55 a.m. EDT and referencing conference PIN # 41867299. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, July 24, 2008. The number to call for the taped replay is 706-645-9291 and the conference PIN is 41867299.

The conference call will be simultaneously broadcast live over the Internet through a web cast on the investor relations portion of the Bryn Mawr Bank Corporation’s website. To access the call, please visit the website at http://www.bmtc.com/investor_01.cfm. An online archive of the web cast will be available within two hours of the conclusion of the call. The Corporation has also recently expanded its Investor Relations website to include added resources and information for shareholders and interested investors. Interested parties are encouraged to utilize the expanded resources of the site for more information on Bryn Mawr Bank Corporation.

This release contains non-GAAP measures. A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP). To supplement the Corporation’s financial statements presented in accordance with GAAP, we report certain key financial measurements without the impact of a material real estate transaction.

The Corporation’s management uses these non-GAAP measures in its analysis of the Corporation’s performance. These non-GAAP measures consist of adjusting net income, non-interest income, diluted earnings per share, ROE, and ROA determined in accordance with GAAP to exclude the effects of the real estate gain in the first quarter of 2007 (i.e. year to date).

The Corporation’s Management believes that the inclusion of these non-GAAP financial measures provides useful supplemental information essential to the proper understanding of the operating results of the Corporation’s core business. These measures should be considered in addition to results prepared in accordance with GAAP, and are not substitutes for, or superior to, GAAP results. The non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance. These non-GAAP measures have been reconciled to the nearest GAAP measure in the accompanying schedule.

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words believe, expect, anticipate, intend, plan, target, estimate or words of similar meaning. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements.

# # # #

Bryn Mawr Bank Corporation

Reconciliation of Non-GAAP Information

(dollars in thousands, except per share data)

(unaudited)

	Three Month Period Ended March 31,
	Net Income		Change		Non-interest income		Change
	2008	2007	$	%	2008	2007	$	%
As reported (GAAP)	$2,898	$3,976	($1,078)	(27.1)%	$5,630	$6,146	($516)	(8.4%)
Non-GAAP adjustment [1]	—	(866)	866	20.3%	—	(1,333)	1,333	25.4%

Adjusted (Non-GAAP)	$2,898	$3,110	($212)	(6.8%)	$5,630	$4,813	$817	17.0%

	Diluted Earnings Per Share		Change		ROE		ROA
	2008	2007	$	%	2008	2007	2008	2007
As reported (GAAP)	$0.34	$0.46	($0.12)	(26.1%)	12.83%	19.43%	1.23%	2.03%
Non-GAAP adjustment [1]	—	(0.10)	0.10	20.5%	0.00%	(4.21%)	0.00%	(0.44%)

Adjusted (Non-GAAP)	$0.34	$0.36	($0.02)	(5.6)%	12.83%	15.22%	1.23%	1.59%

1)	The Corporation uses this non-GAAP (Generally Accepted Accounting Principals) financial information in its analysis of the Corporation’s performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and are not a substitute for, or superior to, GAAP results. The non-GAAP adjustment in the first quarter of 2007 represents the reduction of the effect of the after tax gain on sale of real estate of $866,000. The gain was calculated as the excess of the net sale proceeds over net book value, less income taxes.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data (GAAP)

(Dollars in thousands, except per share data)

March 31, 2008

(unaudited)

	For The Three Months Ended
	Mar 31, 2008	Dec 31, 2007	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007
Interest income	$14,062	$14,300	$14,147	$13,250	$12,521
Interest expense	5,454	5,647	5,448	4,736	4,145

Net interest income	8,608	8,653	8,699	8,514	8,376
Provision for loan and lease losses	854	401	—	240	250

Net interest income after provision for loan and lease losses	7,754	8,252	8,699	8,274	8,126

Fees for wealth management services	3,312	3,482	3,310	3,423	3,287
Loan servicing and late fees	310	282	276	277	280
Service charges on deposits	392	385	363	356	360
Net gain on sale of real estate	—	—	—	—	1,333
Net gain on sale of OREO	—	—	—	110	—
Net gain on sale of loans	332	353	358	259	280
Net gain on sale of investments	222	—	—	—	—
BOLI income	143	165	175	84	—
Interest rate floor income	268	109	46	—	—
Other operating income	651	624	643	555	606

Noninterest income	5,630	5,400	5,171	5,064	6,146

Salaries and wages	4,479	4,551	4,536	3,981	4,048
Employee benefits	1,332	1,214	1,056	1,057	1,221
Occupancy and bank premises	750	725	739	712	686
Furniture fixtures and equipment	549	536	522	513	507
Advertising	272	118	237	355	316
Amortization of mortgage servicing rights	125	91	88	77	92
Professional fees	319	372	342	470	401
Other expenses	1,253	1,384	1,260	1,588	1,164

Noninterest expense	9,079	8,991	8,780	8,753	8,435
Income before income taxes	4,305	4,661	5,090	4,585	5,837
Income tax expense	1,407	1,583	1,635	1,494	1,861

Net income	$2,898	$3,078	$3,455	$3,091	$3,976

Per share data:
Weighted average shares outstanding	8,534,467	8,522,325	8,520,843	8,542,066	8,575,172
Dilutive potential common shares	28,413	64,609	76,385	112,040	121,519

Adjusted weighted average dilutive shares	8,562,880	8,586,934	8,597,228	8,654,106	8,696,691

Basic earnings per common share	$0.34	$0.36	$0.41	$0.36	$0.46
Diluted earnings per common share	$0.34	$0.36	$0.40	$0.36	$0.46
Dividend declared per share	$0.13	$0.13	$0.13	$0.12	$0.12

Effective tax rate	32.7%	34.0%	32.1%	32.6%	31.9%

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data (GAAP)

(Dollars in thousands, except per share data )

March 31, 2008

(unaudited)

For the period end:	2008 1Q	2007 4Q	2007 3Q	2007 2Q	2007 1Q
Asset Quality Data
Nonaccrual loans and leases	$1,065	$747	$852	$654	$389
90 + days past due loans and leases	15	1,263	4	41	28

Nonperforming loans and leases	1,080	2,010	856	695	417
Other non-performing assets	64	—	—	—	—
OREO	—	—	—	—	561

Nonperforming assets	$1,144	$2,010	$856	$695	$978

Allowance for loan and lease losses	$8,358	$8,124	$8,292	$8,605	$8,366
Allowance for loan and lease losses / loans and lease	1.02%	1.01%	1.07%	1.16%	1.21%
Allowance for loan and lease losses / nonperforming loans and leases	774%	404%	969%	1,238%	2,006%
Nonperforming loans and leases / portfolio loans	0.13%	0.25%	0.11%	0.09%	0.06%
Nonperforming assets / assets	0.11%	0.20%	0.10%	0.08%	0.12%
Net loan and lease charge-offs (recoveries)	620	569	313	1	6
Net loan and lease charge-offs (annualized) / average loans	0.31%	0.31%	0.17%	0.00%	0.00%

For the period and period end:	2008 1Q	2007 4Q	2007 3Q	2007 2Q	2007 1Q
Selected ratios (annualized):
Return on average assets	1.23%	1.34%	1.56%	1.49%	2.03	%(2)
Return on average shareholders’ equity	12.83%	13.73%	15.90%	14.66%	19.43	%(2)
Yield on interest earning assets*	6.46%	6.77%	6.95%	6.97%	6.93%
Cost of interest bearing funds	3.11%	3.43%	3.44%	3.27%	3.08%
Net interest margin*	3.97%	4.11%	4.29%	4.49%	4.65%
Tier 1 leverage ratio	10.23%	10.42%	10.55%	10.95%	11.34%
Book value per share	$10.89	$10.60	$10.43	$10.11	$9.97
Tangible book value per share	$10.89	$10.60	$10.43	$10.11	$9.97
Period end shares outstanding	8,563,402	8,526,084	8,518,634	8,532,580	8,582,172

Selected data:
Mortgage loans originated	$28,780	$34,565	$37,285	$27,490	$28,271
Mortgage loans sold - servicing retained	$14,294	$8,583	$7,588	$3,298	$4,831
Mortgage loans sold - servicing released	$11,058	$12,852	$17,249	$19,521	$14,844
Mortgage loans serviced for others	$357,734	$357,363	$364,684	$367,087	$377,512

Brokerage assets (1)	$87,759	$85,338	$95,357	$85,003	$77,624
Assets under management - other Institutions	—	—	423,301	419,819	416,819
Wealth assets under management / administration	$2,053,207	$2,191,753	$2,251,951	$2,212,514	$2,105,552

Total Wealth assets under management / administration / brokerage	$2,140,966	$2,277,091	$2,770,609	$2,717,336	$2,599,995

*	Yield on Interest earning assets and net interest margin are calculated on a tax equivalent basis.

(1)	Brokerage Assets represent assets held at a registered broker dealer under a networking agreement.

(2)	ROA and ROE excluding the $866 thousand real estate gain were 1.59% and 15.22%, respectively.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data (GAAP)

(Dollars in thousands)

March 31, 2008

(unaudited)

Balance Sheet For the period ended:	Mar 31, 2008	Dec 31, 2007	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007
Assets
Interest bearing deposits with banks	$513	$1,209	$1,002	$520	$407
Fed funds sold	10,500	17,000	—	2,500	7,885
Investment securities	96,852	48,402	43,720	44,817	45,772

Loans held for sale	4,496	5,125	5,757	6,535	7,448

Portfolio loans:
Consumer	8,236	7,990	8,354	7,827	8,073
Commercial & industrial	221,125	213,834	209,516	191,484	179,483
Commercial mortgages	224,604	224,510	221,296	224,696	200,121
Construction	67,283	66,901	70,509	70,209	74,355
Residential mortgages	118,117	121,313	113,705	105,441	105,065
Home equity lines & loans	126,159	123,293	114,298	111,079	107,554
Leases	51,241	45,084	37,545	28,924	16,898

Total portfolio loans and leases	816,765	802,925	775,223	739,660	691,549

Earning assets	929,126	874,661	825,702	794,032	753,061

Cash and due from	23,043	76,965	21,330	22,533	25,114
Allowance for loan and lease losses	(8,358)	(8,124)	(8,292)	(8,605)	(8,366)
Other assets	60,303	58,594	56,125	56,767	41,270

Total assets	$1,004,114	$1,002,096	$894,865	$864,727	$811,079

Liabilities and shareholders’ equity
Interest-bearing checking	$140,467	$137,486	$123,913	$126,988	$130,447
Money market	137,420	114,310	114,572	101,613	107,919
Savings	37,691	36,181	36,121	38,009	40,751
Wholesale deposits	123,775	129,820	114,565	121,750	65,270
Time deposits	179,136	203,462	194,199	186,045	166,967

Interest-bearing deposits	618,489	621,259	583,370	574,405	511,354

Non-interest bearing deposits	138,465	228,269	138,254	154,238	152,926

Total deposits	756,954	849,528	721,624	728,643	664,280

Borrowed funds	110,500	45,000	68,500	35,100	45,000
Other liabilities	43,423	17,217	16,176	15,018	16,509
Shareholders’ equity	93,237	90,351	88,565	85,966	85,290

Total liabilities and shareholders’ equity	$1,004,114	$1,002,096	$894,865	$864,727	$811,079

Balance Sheet (average)	2008 1Q	2007 4Q	2007 3Q	2007 2Q	2007 1Q
Assets
Interest bearing deposits with banks	$5,507	$1,764	$3,172	$568	$486
Fed funds sold	7,318	5,438	4,884	1,019	2,597
Investment securities	56,951	42,450	44,074	45,394	47,029
Loans held for sale	4,175	4,820	5,465	4,489	3,746
Portfolio loans and leases	806,410	787,059	754,249	716,734	684,870

Earning assets	880,361	841,531	811,844	768,204	738,728

Cash and due from	22,306	21,231	22,306	22,299	24,766
Allowance for loan and lease losses	(8,179)	(8,347)	(8,712)	(8,537)	(8,254)
Other assets	54,908	54,450	54,231	47,617	38,454

Total assets	$949,396	$908,865	$879,669	$829,583	$793,694

Liabilities and shareholders’ equity
Interest-bearing checking	$143,027	$130,161	$132,180	$131,893	$133,252
Money market	124,799	120,298	108,437	104,812	107,978
Savings	36,862	35,952	37,278	39,072	40,143
Wholesale deposits	131,505	132,439	120,222	83,664	31,573
Time deposits	195,413	190,016	192,999	173,279	191,838

Interest-bearing deposits	631,606	608,866	591,116	532,720	504,784
Non-interest bearing deposits	142,532	148,717	148,858	148,105	149,420

Total deposits	774,138	757,583	739,974	680,825	654,204

Borrowed funds	66,071	44,592	37,319	47,720	40,363
Other liabilities	18,361	17,714	16,205	16,489	16,152
Shareholders’ equity	90,826	88,976	86,171	84,549	82,975

Total liabilities and shareholders’ equity	$949,396	$908,865	$879,669	$829,583	$793,694

Quarterly Average Balances and Tax Equivalent Income and Expense and Tax Equivalent Yields

	1st Quarter 2008			4th Quarter 2007			3rd Quarter 2007			2nd Quarter 2007			1st Quarter 2007
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with other banks	$5,507	$42	3.07%	$1,764	$21	4.72%	$3,172	$42	5.25%	$568	$7	4.94%	$486	$6	5.01%
Federal funds sold	7,318	60	3.30%	5,438	61	4.45%	4,884	65	5.28%	1,019	14	5.51%	2,597	34	5.31%
Investment securities available for sale:
Taxable	49,251	617	5.04%	37,325	474	5.04%	39,090	500	5.07%	40,393	514	5.10%	42,023	529	5.11%
Tax-exempt	7,700	93	4.86%	5,125	58	4.49%	4,984	57	4.54%	5,001	59	4.73%	5,006	58	4.70%

Investment securities available for sale	56,951	710	5.01%	42,450	532	4.97%	44,074	557	5.01%	45,394	573	5.06%	47,029	587	5.06%
Loans and leases *	810,585	13,321	6.61%	791,879	13,755	6.89%	759,714	13,558	7.08%	721,223	12,747	7.09%	688,616	11,993	7.06%

Total interest earning assets	880,361	14,133	6.46%	841,531	14,369	6.77%	811,844	14,222	6.95%	768,204	13,341	6.97%	738,728	12,620	6.93%

Cash and due from banks	22,306			21,231			22,306			22,299			24,766
Less allowance for loan and lease losses	(8,179)			(8,347)			(8,712)			(8,537)			(8,254)
Other assets	54,908			54,450			54,231			47,617			38,454

Total assets	$949,396			$908,865			$879,669			$829,583			$793,694

Liabilities:
Savings, NOW and market rate deposits	$304,688	$1,057	1.40%	$286,411	$1,154	1.60%	$277,895	$1,041	1.49%	$275,777	$977	1.42%	$281,373	$998	1.44%
Wholesale deposits	131,505	1,646	5.03%	132,439	1,741	5.22%	120,222	1,630	5.38%	83,664	1,132	5.43%	31,573	422	5.42%
Time deposits	195,413	2,115	4.35%	190,016	2,213	4.62%	192,999	2,282	4.69%	173,279	1,982	4.59%	191,838	2,184	4.62%

Total interest-bearing deposits	631,606	4,818	3.07%	608,866	5,108	3.33%	591,116	4,953	3.32%	532,720	4,091	3.08%	504,784	3,604	2.90%

Borrowed funds	66,071	636	3.83%	44,592	539	4.80%	37,319	495	5.26%	47,720	645	5.42%	40,363	541	5.44%

Total interest-bearing liabilities	697,677	5,454	3.11%	653,458	5,647	3.43%	628,435	5,448	3.44%	580,440	4,736	3.27%	545,147	4,145	3.08%

Noninterest-bearing deposits	142,532			148,717			148,858			148,105			149,420
Other liabilities	18,361			17,714			16,205			16,489			16,152

Total noninterest-bearing liabilities	160,893			166,431			165,063			164,594			165,572
Total liabilities	858,570			819,889			793,498			745,034			710,719
Shareholders’ equity	90,826			88,976			86,171			84,549			82,975

Total liabilities and shareholders’ equity	$949,396			$908,865			$879,669			$829,583			$793,694

Interest income to earning assets	—	—	6.46%	—	—	6.77%	—	—	6.95%	—	—	6.97%	—	—	6.93%
Net interest spread			3.35			3.34			3.51			3.70			3.85
Effect of noninterest-bearing sources			0.62			0.77			0.78			0.79			0.80

Net interest income / margin on earning assets	—	$8,679	3.97%	—	$8,722	4.11%	—	$8,774	4.29%	—	$8,605	4.49%	—	$8,475	4.65%

Tax equivalent adjustment		$71	0.03%		$69	0.03%		$74	0.04%		$91	0.05%		$99	0.05%

*	Average loans and leases include portfolio loans and leases, and loans held for sale. Non-accrual loans are also included in the average loan and leases balances.